Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 22, 2010

Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710

Re: Berry Plastics Corporation Registration Statement on Form S-4 initially filed on May 5, 2010 (File No. 333-166530)

Ladies and Gentlemen:

     We have acted as special counsel to Berry Plastics Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on May 5, 2010 (File No. 333-166530), of the proposed offer by the Company to exchange (the “Exchange Offer”) $500,000,000 of its outstanding unregistered 9-1/2% Second Priority Senior Secured Notes due 2018 (the “Outstanding Notes”) and the related guarantees for (i) a like principal amount of 9-1/2% Second Priority Senior Secured Notes (the “Registered Notes”) and (ii) guarantees (the “Guarantees”) of the Guarantors listed in the Registration Statement (the “Registrant Guarantors”) pursuant to the Indenture referred to below, in each case registered under the Act. The Company is proposing the Exchange Offer pursuant to a Registration Rights Agreement with respect to the Outstanding Notes by and between the Company and Banc of America Securities LLC as representative of the Initial Purchasers named therein, dated as of April 30, 2010.

The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of April 30, 2010 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. The Registered Notes and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. We have also assumed the valid authorization, execution and delivery of the Indenture by each party thereto other than the Company and the Registrant Guarantors that were incorporated or organized under the laws of the State of Delaware as of the date thereof, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting such statute) and the federal securities laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”).

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Indiana, we have relied upon the opinion dated on or about the date hereof of Rudolph, Fine, Porter & Johnson, special counsel to the Registrant Guarantors incorporated in the State of Indiana; (ii) the laws of the State of Maryland, we have relied upon the opinion dated on or about the date hereof of Venable LLP, special counsel to the Registrant Guarantor organized in the State of Maryland; (iii) the laws of the State of Ohio, we have relied upon the opinion dated on or about the date hereof of McDonald Hopkins LLC, special counsel to the Registrant Guarantor incorporated in the State of Ohio; (iv) the laws of the State of Utah, we have relied upon the opinion dated on or about the date hereof of Van Cott, Bagley, Cornwall & McCarthy, special counsel to the Registrant Guarantors incorporated or organized in the state of Utah; (v) laws of the Commonwealth of Virginia, we have relied upon the opinion dated on or about the date hereof of Gentry, Locke, Rakes & Moore, LLP, special counsel to the Registrant Guarantor incorporated in the Commonwealth of Virginia; and (vi) the laws of the State of New Jersey in relation to actions taken by Registrant Guarantor Captive Plastics, Inc. before its reorganization in the state of Delaware, we have relied upon the opinion dated on or about the date hereof of Lowenstein Sandler PC, special counsel to Captive Plastics, Inc. in each case of clauses (i) through (vi) which are opinions being filed as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Registered Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (v) applicable provisions of “blue sky” laws have been complied with,

(a)
the Registered Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)
the Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

(a)
Any provisions of the Registered Notes that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Registered Notes, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(b)
We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Registered Notes, (ii) any provisions of the Registered Notes that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Registered Notes or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Registered Notes or (iv) any waiver of jury trial found in the Registered Notes.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

                                                                                                                /s/ Wachtell, Lipton, Rosen & Katz